Exhibit 4.5

INITIAL WARRANT

THIS WARRANT HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE AND MAY NOT BE SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT OR EXEMPTION FROM REGISTRATION UNDER THE FOREGOING LAWS.

THIS WARRANT SHALL BE VOID AFTER 5:00 P.M. EASTERN TIME ON             , 2013 (the “EXPIRATION DATE”).

No. 2006-[__]

VERTICAL COMMUNICATIONS, INC.

WARRANT TO PURCHASE SHARES OF COMMON STOCK

FOR VALUE RECEIVED, NEIPF, L.P. and its successors and assigns (“Warrantholder”), is entitled to purchase, subject to the provisions of this Warrant To Purchase Shares of Common Stock (the “Warrant”), from Vertical Communications, Inc., a Delaware corporation (“Company”), at any time not later than 5:00 P.M., Eastern time, on the Expiration Date (as defined above), at an initial exercise price per share equal to one cent ($0.01) (such price and such other price as shall result, from time to time, from the adjustments specified in Section 8 hereof is herein referred to as the “Warrant Price”), Four Million Five Hundred Thousand (4,500,000) shares (such number and such other number as shall result, from time to time, from the adjustments specified in Section 8 hereof is herein referred to as the “Warrant Shares”) of Common Stock (as defined below). The number of Warrant Shares purchasable upon exercise of this Warrant and the Warrant Price shall be subject to adjustment from time to time as described herein. As used herein, “Common Stock” means the common stock, $0.01 par value per share, of the Company, and any capital stock of any class of the Company hereafter authorized that shall not be entitled to a fixed sum in respect of the rights of the holders thereof to participate in dividends or in the distribution of assets upon the voluntary or involuntary liquidation, dissolution or winding up of the Company. This Warrant is issued pursuant to that certain Credit Agreement dated as of October 18, 2006 by and among the Company, the Warrantholder and the other parties thereto (as such agreement is amended and/or restated and in effect from time to time, the “Credit Agreement”).

1. Registration. The Company shall maintain books for the transfer and registration of the Warrant. Upon the initial issuance of the Warrant, the Company shall issue and register the Warrant in the name of the Warrantholder.

2. Transfers. As provided herein, this Warrant may be transferred only pursuant to a registration statement filed under the Securities Act of 1933, as amended (“Securities Act”), or an exemption from such registration. Subject to such restrictions, the Company shall transfer this Warrant from time to time upon the books to be maintained by the Company for that purpose, upon surrender thereof for transfer properly endorsed or accompanied by appropriate instructions for transfer and such other documents as may be reasonably required by the Company to establish that such transfer is being made in accordance with the terms hereof, and a new Warrant shall be issued to the transferee and the surrendered Warrant shall be canceled by the Company.

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3. Exercise of Warrant.

(a) Subject to the provisions hereof, the Warrantholder may exercise this Warrant in whole or in part at any time upon surrender of the Warrant, together with delivery of the duly executed Warrant exercise form attached hereto as Appendix A (the “Exercise Agreement”) and payment by cash, certified check or wire transfer of funds (or by cash-less exercise as provided in Section 17) for the Warrant Price for that number of Warrant Shares then being purchased, to the Company during normal business hours on any business day at the Company’s principal executive offices (or such other office or agency of the Company as it may designate by notice to the holder hereof). The Warrant Shares so purchased shall be deemed to be issued to the holder hereof or such holder’s designee, as the record owner of such shares, as of the close of business on the date on which this Warrant shall have been surrendered (or evidence of loss, theft or destruction thereof and security or indemnity reasonably satisfactory to the Company), the Warrant Price shall have been paid, the completed Exercise Agreement shall have been delivered and, in the case of any transfer of Warrant Shares effected at the time of such exercise, an appropriately executed stock power and a certificate containing such reasonable and appropriate customary representations as may be reasonably requested by the Company shall have been delivered to the Company. Certificates for the Warrant Shares so purchased, representing the aggregate number of shares specified in the Exercise Agreement, shall be delivered to the holder hereof within a reasonable time, not exceeding three (3) business days, after this Warrant shall have been so exercised. The certificates so delivered shall be in such denominations as may be requested by the holder hereof and shall be registered in the name of such holder or, subject to compliance with applicable law, such other name as shall be designated by such holder. If this Warrant shall have been exercised only in part, then, unless this Warrant has expired, the Company shall, at its expense, at the time of delivery of such certificates, deliver to the holder a new Warrant representing the number of shares with respect to which this Warrant shall not then have been exercised.

(b) Each exercise hereof shall constitute the re-affirmation by the Warrantholder that the representations and warranties contained in Sections 1, 2 and 3 of Appendix C hereto are true and correct in all material respects with respect to the Warrantholder as of the time of such exercise.

4. Compliance with the Securities Act. The Company may cause the legend set forth on the first page of this Warrant to be set forth on each Warrant or similar legend on any security issued or issuable upon exercise of this Warrant, unless counsel for the Company is of the opinion as to any such security that such legend is unnecessary.

5. Payment of Taxes. The Company will pay any documentary stamp taxes attributable to the initial issuance of Warrant Shares issuable upon the exercise of the Warrant; provided, however, that the Company shall not be required to pay any tax or taxes which may be payable in respect of any transfer involved in the issuance or delivery of any certificates for Warrant Shares in a name other than that of the registered holder of this Warrant in respect of which such shares are issued, and in such case, the Company shall not be required to issue or deliver any certificate for Warrant Shares or any Warrant until the person requesting the same has paid to the Company the amount of such tax or has established to the Company’s reasonable satisfaction that such tax has been paid. The holder shall be responsible for income and gift taxes due under federal, state or other law, if any such tax is due.

6. Mutilated or Missing Warrants. In case this Warrant shall be mutilated, lost, stolen, or destroyed, the Company shall issue in exchange and substitution of and upon cancellation of the mutilated Warrant, or in lieu of and substitution for the Warrant lost, stolen or destroyed, a new Warrant of like tenor and for the purchase of a like number of Warrant Shares, but only upon receipt of evidence reasonably satisfactory to the Company of such loss, theft or destruction of the Warrant, and with respect to a lost, stolen or destroyed Warrant, reasonable indemnity or bond with respect thereto, if requested by the Company.

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7. Reservation of Common Stock. The Company shall at all applicable times keep reserved until issued (if necessary) as contemplated by this Section 7, out of the authorized and unissued Common Stock, sufficient shares to provide for the exercise of the rights of purchase represented by the Warrant in compliance with its terms. The Company agrees that all Warrant Shares issued upon exercise of the Warrant shall be, at the time of delivery of the certificates for such Warrant Shares upon payment in full of the Warrant Price therefor in accordance with the terms of this Warrant (or by cash-less exercise as provided below), duly authorized, validly issued, fully paid and non-assessable shares of Common Stock of the Company.

8. Adjustments to Warrant Price and Warrant Shares. Subject and pursuant to the provisions of this Section 8, the Warrant Price and number of Warrant Shares subject to this Warrant shall be subject to adjustment from time to time as set forth hereinafter.

(a) Upon each adjustment of the Warrant Price in accordance with the terms of this Warrant, the holder of the Warrant shall thereafter be entitled to purchase, at the Warrant Price resulting from such adjustment (but in no event for less than the par value per share of the Common Stock even though the Warrant Price may be adjusted hereto pursuant to less than the par value per share of the Common Stock), the number of Warrant Shares obtained by multiplying the Warrant Price in effect immediately prior to such adjustment by the number of Warrant Shares purchasable pursuant hereto immediately prior to such adjustment and dividing the product thereof by the Warrant Price resulting from such adjustment.

(b) If the Company shall at any time or from time to time while the Warrant is outstanding, pay a dividend or make a distribution on its Common Stock in shares of Common Stock, subdivide its outstanding shares of Common Stock into a greater number of shares or combine its outstanding shares of Common Stock into a smaller number of shares or issue by reclassification of its outstanding shares of Common Stock any shares of its capital stock (including any such reclassification in connection with a consolidation or merger in which the Company is the continuing corporation), then the number of Warrant Shares purchasable upon exercise of the Warrant and the Warrant Price in effect immediately prior to the date upon which such change shall become effective, shall be adjusted by the Company so that the Warrantholder thereafter exercising the Warrant shall be entitled to receive the number of shares of Common Stock or other capital stock which the Warrantholder would have received if the Warrant had been exercised immediately prior to such event upon payment of a Warrant Price that has been adjusted to reflect a fair allocation of the economics of such event to the Warrantholder. Such adjustments shall be made successively whenever any event listed above shall occur.

(c) If any capital reorganization, reclassification of the capital stock of the Company, consolidation or merger of the Company with another corporation in which the Company is not the survivor, or sale, transfer or other disposition of all or substantially all of the Company’s assets to another corporation shall be effected, then, as a condition of such reorganization, reclassification, consolidation, merger, sale, transfer or other disposition, lawful and adequate provision shall be made whereby each Warrantholder shall thereafter have the right to purchase and receive upon the basis and upon the terms and conditions herein specified and in lieu of the Warrant Shares immediately theretofore issuable upon exercise of the Warrant, such shares of stock, securities or assets as would have been issuable or payable with respect to or in exchange for a number of Warrant Shares equal to the number of Warrant Shares immediately theretofore issuable upon exercise of the Warrant, had such reorganization, reclassification, consolidation, merger, sale, transfer or other disposition not taken place, and in any such case appropriate provision shall be made with respect to the rights and interests of each Warrantholder to the end that the provisions hereof (including, without limitation, provision for adjustment of the Warrant Price) shall thereafter be applicable, as nearly equivalent as may be practicable in relation to any shares of stock, securities or properties thereafter deliverable upon the exercise thereof. The Company shall not effect any such consolidation, merger, sale, transfer or other disposition without the consent of the Warrantholder

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unless prior to or simultaneously with the consummation thereof the successor corporation (if other than the Company) resulting from such consolidation or merger, or the corporation purchasing or otherwise acquiring such assets or other appropriate corporation or entity shall assume the obligation to deliver to the holder of the Warrant such shares of stock, securities or assets as, in accordance with the foregoing provisions, such holder may be entitled to purchase, and the other obligations under this Warrant. The provisions of this Section 8(c) shall similarly apply to successive reorganizations, reclassifications, consolidations, mergers, sales, transfers or other dispositions.

(d) In case the Company shall fix a payment date for the making of a distribution to all holders of Common Stock (including any such distribution made in connection with a consolidation or merger in which the Company is the continuing corporation) of evidences of indebtedness or assets (other than cash dividends or cash distributions payable out of consolidated earnings or earned surplus or dividends or distributions referred to in Section 8(c)), or subscription rights or warrants, the Warrant Price to be in effect after such payment date shall be determined by multiplying the Warrant Price in effect immediately prior to such payment date by a fraction, (i) the numerator of which shall be the total number of shares of Common Stock outstanding multiplied by the Market Price per share of Common Stock (as defined below), less the fair market value (as determined by the Board of Directors in good faith) of said assets or evidences of indebtedness so distributed, or of such subscription rights or warrants, and (ii) the denominator of which shall be the total number of shares of Common Stock outstanding multiplied by such Market Price per share of Common Stock. “Market Price” as of a particular date (the “Valuation Date”) shall mean the following: (1) if the Common Stock is then listed on a national stock exchange, the closing sale price of one share of Common Stock on such exchange on the last trading day prior to the Valuation Date; (2) if the Common Stock is then quoted on Nasdaq, the closing sale price of one share of Common Stock on Nasdaq on the last trading day prior to the Valuation Date or, if no such closing sale price is available, the average of the high bid and the low sales price quoted on Nasdaq on the last trading day prior to the Valuation Date; or (3) if the Common Stock is not then listed on a national stock exchange or quoted on Nasdaq, the Fair Market Value of one share of Common Stock as of the Valuation Date, shall be determined in good faith by the Board of Directors and the Warrantholder. The Board of Directors shall respond promptly, in writing, to an inquiry by the Warrantholder prior to the exercise hereunder as to the Market Value of a share of Common Stock as determined by the Board of Directors. In the event that the Board of Directors and the Warrantholder are unable to agree upon the Market Value in respect of Section 8(d)(3) hereof, the Company and the Warrantholder shall jointly select an appraiser, who is experienced in such matters. The decision of such appraiser shall be final and conclusive, and the cost of such appraiser shall be borne evenly by the Company and the Warrantholder. Such adjustment shall be made successively whenever such a payment date is fixed.

(e) For the term of this Warrant, in addition to the provisions contained above, the Warrant Price shall be subject to adjustment as provided below. An adjustment to the Warrant Price shall become effective immediately after the payment date in the case of each dividend or distribution and immediately after the effective date of each other event which requires an adjustment.

(f) In the event that, as a result of an adjustment made pursuant to this Section 8, the holder of this Warrant shall become entitled to receive any shares of capital stock of the Company other than shares of Common Stock, the number of such other shares so receivable upon exercise of this Warrant shall be subject thereafter to adjustment from time to time in a manner and on terms as nearly equivalent as practicable to the provisions with respect to the Warrant Shares contained in this Warrant.

9. Fractional Interest. The Company shall not be required to issue fractions of Warrant Shares upon the exercise of the Warrant. If any fractional share of Common Stock would, except for the provisions of the first sentence of this Section 9, be delivered upon such exercise, the Company, in lieu of delivering

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such fractional share, shall pay to the exercising holder of this Warrant an amount in cash equal to the current Market Price of such fractional share of Common Stock.

10. Benefits. Nothing in this Warrant shall be construed to give any person, firm or corporation (other than the Company and the Warrantholder) any legal or equitable right, remedy or claim, it being agreed that this Warrant shall be for the sole and exclusive benefit of the Company and the Warrantholder.

11. Notices to Warrantholder. Upon the happening of any event requiring an adjustment of the Warrant Price or the number of Warrant Shares, the Company shall promptly give written notice thereof to the Warrantholder at the address appearing in the records of the Company, stating the adjusted Warrant Price and the adjusted number of Warrant Shares resulting from such event and setting forth in reasonable detail the method of calculation and the facts upon which such calculation is based. Failure to give such notice to the Warrantholder or any defect therein shall not affect the legality or validity of the subject adjustment.

12. Identity of Transfer Agent. The Transfer Agent for the Common Stock is ComputerShare Investor Services. Upon the appointment of any subsequent transfer agent for the Common Stock or other shares of the Company’s capital stock issuable upon the exercise of the rights of purchase represented by the Warrant, the Company will mail to the Warrantholder a statement setting forth the name and address of such transfer agent.

13. Notices. Unless otherwise provided, any notice required or permitted under this Warrant shall be given in writing and shall be deemed effectively given as hereinafter described (i) if given by personal delivery, then such notice shall be deemed given upon such delivery, (ii) if given by telex or telecopier, then such notice shall be deemed given upon receipt of confirmation of complete transmittal, (iii) if given by mail, then such notice shall be deemed given upon the earlier of (A) receipt of such notice by the recipient or (B) three days after such notice is deposited in first class mail, postage prepaid, and (iv) if given by an internationally recognized overnight air courier, then such notice shall be deemed given one day after delivery to such carrier. All notices shall be addressed as follows: (i) if to the Warrantholder, at its address as set forth in the Company’s books and records and, if to the Company, at the address as follows, or at such other address as the Warrantholder or the Company may designate by ten days’ advance written notice to the other:

If to the Company:
Vertical Communications, Inc.
One Memorial Drive, 10th Floor
Cambridge, Massachusetts 02142
Attn: President
Fax: (617) 354-3564
With a copy to:
Andrews Kurth LLP
1717 Main Street, Suite 3700
Dallas, Texas 75201
Attn: Victor B. Zanetti
Fax: (214) 659-4401

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14. Registration Rights. The initial holder of this Warrant may be entitled to the benefit of certain registration rights in respect of the Warrant Shares as provided in that certain Securities Purchase Agreement dated as of the date hereof among the Company and certain of its stockholders (the “2006 Purchase Agreement”), and any subsequent holder hereof may be entitled to such rights. The initial Warrantholder and any subsequent Warrantholder hereof shall be third party beneficiaries of all registration rights contained in the 2006 Purchase Agreement (subject to the terms, conditions and limitations contained therein) with respect to the Warrant Shares (on a pari passu basis with the registration rights granted to the holders of warrants issued pursuant to the 2006 Purchase Agreement). In the event the Company postpones indefinitely or cancels, with the approval of the 30% Investors’ Consent (as such term is defined in the 2006 Purchase Agreement), the registration statement contemplated to be filed as described in the 2006 Purchase Agreement, then the Company shall include the Warrant Shares in any subsequent registration statement proposed to be filed by the Company that includes the ability of any Company stockholders to sell shares on terms generally consistent with the terms contemplated by the 2006 Purchase Agreement.

15. Successors. All the covenants and provisions hereof by or for the benefit of the Warrantholder shall bind and inure to the benefit of its respective successors and assigns hereunder.

16. Governing Law. This Warrant shall be governed by, and construed in accordance with, the laws of the State of New York.

17. Net Issue Election. Notwithstanding any other provision contained herein to the contrary, if the Warrant Shares may not be freely sold to the public for any reason (including, but not limited to, the failure of the Company to have effected the registration of the Warrant Shares or to have a current prospectus available for delivery or otherwise, but excluding the inability of the Warrantholder to sell the Warrant Shares due to market conditions), the Warrantholder may elect to receive, without the payment by the Warrantholder of the aggregate Warrant Price in respect of the shares of Common Stock to be acquired, shares of Common Stock equal to the value of this Warrant or any portion hereof by the surrender of this Warrant (or such portion of this Warrant being so exercised) together with the Net Issue Election Notice annexed hereto as Appendix B duly executed, at the office of the Company. Thereupon, the Company shall issue to the Warrantholder such number of fully paid, validly issued and nonassessable shares of Common Stock as is computed using the following formula:

X = Y (A - B)

    A

where

X =	the number of Warrant Shares which the Warrantholder has then requested be issued to the Warrantholder;

Y =	the total number of Warrant Shares which the Warrantholder has surrendered at such time for cash-less exercise (including both shares to be issued to the Warrantholder and shares to be canceled as payment therefor);

A =	the Market Price of a share of Common Stock; and

B =	the Warrant Price in effect under this Warrant at the time the net issue election is made.

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18. No Rights as Stockholder. Prior to the exercise of this Warrant, the Warrantholder shall not have or exercise any rights as a stockholder of the Company by virtue of its ownership of this Warrant.

19. Amendment; Waiver. Any term of this Warrant may be amended or waived (including the adjustment provisions included in Section 8 of this Warrant) upon the written consent of the Company and the Warrantholder.

20. Section Headings. The section heading in this Warrant are for the convenience of the Company and the Warrantholder and in no way alter, modify, amend, limit or restrict the provisions hereof.

21. No Dilution or Impairment. The Company will not, by amendment of its certificate of incorporation or through reorganization, consolidation, merger, dissolution, sale of assets or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Warrant, but will at all times in good faith assist in the carrying out of all such terms and in the taking of all such action as may be necessary or appropriate in order to protect the rights of the Warrantholder set forth herein. Without limiting the generality of the foregoing, the Company will not increase the par value of any shares of stock receivable upon the exercise of this Warrant above the amount payable therefor upon such exercise, and at all times will take all such action as may be necessary or appropriate in order that the Company may validly and legally issue fully paid and non-assessable stock upon the exercise of this Warrant.

[Remainder of Page Intentionally Left Blank]

Signature Page to Warrant

IN WITNESS WHEREOF, Vertical Communications, Inc. has caused this Warrant to be duly executed, as of the             day of October, 2006.

VERTICAL COMMUNICATIONS, INC.

By:
Name:
Title:

APPENDIX A

WARRANT EXERCISE FORM

To:	Vertical Communications, Inc.

The undersigned hereby irrevocably elects to exercise the right of purchase represented by the within Warrant (“Warrant”) for, and to purchase thereunder by the payment of the Warrant Price and surrender of the Warrant,             shares of Common Stock (“Warrant Shares”) provided for therein, and requests that certificates for the Warrant Shares be issued as follows:

________________________________________

________________________________________

Address

________________________________________

________________________________________

Federal Tax ID or Social Security No.

and delivered by	☐ certified mail to the above address, or
☐ electronically (provide DWAC Instructions: ), or
☐ other (specify: ).

and, if the number of Warrant Shares shall not be all the Warrant Shares purchasable upon exercise of the Warrant, that a new Warrant for the balance of the Warrant Shares purchasable upon exercise of this Warrant be registered in the name of the undersigned Warrantholder or the undersigned’s Assignee as below indicated and delivered to the address stated below.

By exercising the rights represented by this Warrant, the undersigned hereby certifies that, as of the date of exercise of this Warrant, the representations and warranties contained in Sections 1, 2 and 3 of Appendix C hereto are true and correct in all material respects with respect to the undersigned.

Dated: ,	Signature:

Note: The signature must correspond with the name of the registered holder as written on the first page of the Warrant in every particular, without alteration or enlargement or any change whatever, unless the Warrant has been assigned.	Name (please print)

Address

Federal Identification or
Social Security No.

Assignee:

APPENDIX B

Net Issue Election Notice

To:	Vertical Communications, Inc.

Date:

The undersigned hereby elects under Section 17 of this Warrant to surrender the right to purchase             shares of Common Stock pursuant to this Warrant and hereby requests the issuance of             shares of Common Stock. The certificate(s) for the shares issuable upon such net issue election shall be issued in the name of the undersigned or as otherwise indicated below.

_______________________________

Signature

_______________________________

Name for Registration

_______________________________

Mailing Address

APPENDIX C

Representations and Warranties of Warrantholder

1. Purchase Entirely for Own Account. This Warrant and the underlying Warrant Shares purchased by the Warrantholder were acquired for investment for the Warrantholder’s own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof in violation of the Securities Act, and Warrantholder has no present intention of selling, granting any participation in, or otherwise distributing the same. Warrantholder does not have any contract, undertaking, agreement, or arrangement with any person to sell, transfer, or grant participation to any person with respect to the Warrant Shares. Nothing contained herein shall be deemed a representation or warranty by such Warrantholder to hold the Warrant Shares for any period of time.

2. Disclosure of Information. Warrantholder acknowledges that it has received all the information that it has requested relating to the Company and the purchase of this Warrant and the Warrant Shares. Warrantholder further represents that it has had an opportunity to ask questions and receive answers from the Company regarding the terms and conditions of the offering of this Warrant and the Warrant Shares. The foregoing, however, does not limit or modify the representations and warranties of the Company in the Credit Agreement or the right of Warrantholder to rely thereon.

3. Accredited Investor. Warrantholder is an “accredited investor” within the meaning of Rule 501 of Regulation D under the Securities Act, as presently in effect and Warrantholder is also knowledgeable, sophisticated and experienced in making, and is qualified to make decisions with respect to the transactions contemplated hereby.